Exhibit 23.4

Consent of Wood Mackenzie Limited

Wood Mackenzie Limited hereby consents to the use of any data included in the Registration Statement on Form F-1 of VTTI Energy Partners LP, and any and all amendments and supplements thereto (the “Registration Statement”), which references Wood Mackenzie Limited as the source of such data and all references to Wood Mackenzie Limited included in such Registration Statement.

/s/ Andy Todd
Name:	Andy Todd
Title:	Head of Sales and Marketing EMEARC

May 23, 2014